UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                December 2, 1997
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                        (Date of earliest event reported)

Commission File Number: 0-18201
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                             EQUIVEST FINANCE, INC.
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             (Exact name of Registrant as specified in its charter)

Florida                                                               59-2346270
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(State or other jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or organization)

2 CLINTON SQUARE, SYRACUSE, NEW YORK                                       13202
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(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code:  (315) 422-9088
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Item 5. Other Events

                                  PRESS RELEASE

                             Equivest Finance, Inc.
                   Announces Completion of $25 Million Equity
                Infusion and $105 Million New Financing Facility;
          Transactions to Increase Pretax Income by $3 Million Annually

      Syracuse, New York, December 2, 1997. Equivest Finance, Inc. (NASD-EQUI) announced today that it has completed two major transactions, each of which will add to net earnings significantly. First, the company disclosed that it has received all necessary approvals and consents for the conversion of approximately $25 million of debt into common stock at a price of $5.375 per share. Second, the company announced that it has completed its $105 million financing facility with CS First Boston, Inc., and fully repaid its previous lender. Richard C. Breeden, Chairman and CEO of Equivest said that: "In one jump we have been able to add the equivalent of roughly 8 years' worth of net earnings to the company's equity base. As a result of these transactions, net worth has been increased to nearly five times its previous level, and we expect that pretax earnings will be increased by more than $3 million annually."

      The conversion of $25 million of outstanding debt into common stock was subject to Court approval relating to the holder of the debt instruments. This approval has now been obtained, clearing the way for implementation of the restructuring. As a result of this capital infusion, Equivest's net worth will grow from $6.3 million to $31.2 million. Equivest's book value per share will increase from $.37 per share at September 30, 1997 to $1.43 per share as a result of the equity infusion.

      At the same time, the elimination of $25 million in debt will save Equivest $1.9 million per year in expense. These cost savings will add annual pretax net earnings of approximately $0.09 per share on a fully diluted basis. This increase began to accrue on October 30, 1997, which will be the effective date of the transaction.

      In a separate transaction, Equivest completed $105 million in new financing lines with CS First Boston. The new program more than doubles the revolving credit facilities of the company. In addition, the interest rates on the new CS First Boston facility are approximately 3% lower than under the previous facility with ING Capital, which has now been fully repaid. At existing levels of outstanding debt, the CSFB facility will cut Equivest's interest costs by approximately $1.2 million per year, adding pretax earnings of approximately $0.06 per share annually on a fully diluted basis.

      Mr. Breeden noted that: "Taken together, the overall impact of the elimination of $25 million in debt, the infusion of new capital and the establishment of the new credit facility should be to add additional annual pretax net income of approximately $0.14-$0.15 per share to results that would otherwise occur." Equivest had net income after tax of $0.10 per share for the nine months ended September 30, 1997. The company anticipated that annual pretax savings will equal approximately 100% of 1997 annualized earnings, based on results for the first three quarters. "This takes us immediately to a higher base from which to build and grow for the future," Said Breeden.

      Through its wholly-owned subsidiary Resort Funding, Inc., the company specializes in financing the development of destination resorts in the timeshare industry, as well as the purchase of vacation


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ownership intervals bought by consumers in timeshare resorts. Resort Funding currently finances approximately 30 different resorts in the United States, the Caribbean and Europe, and has total assets of approximately $120 million.

      For more information contact Ben Cesare at (212) 420-8100 x233.

      Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.


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